EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 12/11/25 to 12/29/25, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
12/11/2025	Buy	14,663	6.09
12/12/2025	Buy	20,711	6.10
12/15/2025	Buy	43,658	6.10
12/16/2025	Buy	47,569	6.10
12/17/2025	Buy	11,639	6.10
12/18/2025	Buy	23,934	6.11
12/22/2025	Buy	100	6.09
12/23/2025	Buy	45,277	6.06
12/24/2025	Buy	238,012	5.92
12/26/2025	Buy	26,409	5.95
12/29/2025	Buy	92,240	5.98